Filed Pursuant to Rule 424(b)(3)

Registration No. 333-261904

Prospectus Supplement No. 2

(To Prospectus dated January 6, 2022)

P3 Health Partners, Inc.

241,370,735 Shares of Class A Common Stock

277,500 Warrants to Purchase Shares of Class A Common Stock

11,096,605 Shares of Class A Common Stock underlying Warrants

This prospectus supplement updates, amends and supplements the prospectus dated January 6, 2022 (the “Prospectus”), relating to the resale of up to 241,370,735 shares of our Class A common stock by the selling securityholders named in the prospectus (including their pledgees, donees, transferees or other successors-in-interest), the resale of up to 277,500 warrants to purchase shares of Class A common stock and the issuance by us of up to 11,096,605 shares of Class A common stock upon the exercise of outstanding warrants, which forms a part of our Registration Statement on Form S-1 (Registration No. 333-261904).

This prospectus supplement is being filed to update, amend and supplement the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on April 14, 2022, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Class A common stock is listed on the Nasdaq Stock Market (“Nasdaq”) under the symbol “PIII” and our warrants are listed on the Nasdaq under the symbol “PIIIW”. On April 13, 2022 , the closing sale price of our Class A common stock was $7.66 per share and the closing price of our warrants was $1.52 per warrant.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 4 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 14, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 14, 2022

P3 Health Partners Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40033	85-2992794
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2370 Corporate Circle, Suite 300
Henderson, NV	89074
(Address of principal executive offices)	(Zip Code)

(702) 910-3950

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

	Trading	Name of each exchange
Title of each class	Symbol(s)	on which registered
Class A Common Stock, par value $0.0001 per share	PIII	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50.	PIIIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On April 14, 2022, P3 Health Group Inc. (the “Company”) announced that the Company expects to release its financial results for the fourth quarter and full year ended December 31, 2021 on April 25, 2022 and that management plans to host a conference call and webcast on April 25, 2022 at 4:30 p.m. Eastern Time to provide a corporate and financial update. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 2.02, including the information contained in Exhibit 99.1 of this Current Report on Form 8-K, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release of the Company, dated April 14, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P3 Health Partners Inc.

Date:	April 14, 2022	By:	/s/ Eric Atkins
Eric Atkins
Chief Financial Officer